For Release:
July 31, 2007, 7:00 a.m. EDT
GM Reports Preliminary Second Quarter Financial Results
Record automotive revenue of $45.9 billion
Reported net income of $891 million, adjusted net income of $1.4 billion
Adjusted automotive operating cash flow of $1.1 billion
Improved liquidity position of $27.2 billion
DETROIT — General Motors Corp. (NYSE: GM) today released its preliminary financial results for the 2007 second quarter, marked by record automotive revenue driven by strong sales in key growth markets, improved net income, and solid operating cash flow.
“We again saw improved results in sales, income and cash flow this quarter, driven by the continued successful implementation of our business strategies,” said Rick Wagoner, GM chairman and chief executive officer. “In particular, our heavy commitment to key growth markets around the world really paid off in strong growth and earnings. In North America we continue to make progress with our focus on great new products, a disciplined sales and marketing strategy, and structural cost reduction, although profitability remains close to breakeven.”
GM reported net income of $891 million, or $1.56 per diluted share, for the second quarter of 2007, an improvement of $4.3 billion compared with a reported net loss of $3.4 billion, or $5.98 per diluted share, in the year-ago quarter.
The results for the second quarter 2007 included $520 million, or $.92 per diluted share, in net special items, including $374 million in charges associated with GM’s support of the bankruptcy and reorganization of Delphi and various GM North America (GMNA) restructuring-related charges. Details on the special charges are included in the “Highlights” section of this news release.

GM posted 2007 second-quarter adjusted net income, excluding special items, of $1.4 billion, or $2.48 per diluted share, compared to $1.1 billion, or $2.03 per diluted share, in the year-ago quarter.
GM Automotive Operations
GM’s global automotive net income from continuing operations totaled $764 million on an adjusted basis in the second quarter of 2007 (reported net income from continuing operations of $618 million), compared to an adjusted net income of $367 million (reported net loss from continuing operations of $3.48 billion) in the second quarter 2006. Results for GM’s automotive operations, specifically GMNA, exclude Allison Transmission which is now classified as a discontinued operation and an asset held for sale, pending the close of the previously-announced sale transaction.
GM’s global sales volume surpassed 2.4 million units in the second quarter, up marginally from the same quarter a year ago. Global market share was down slightly at 13.3 percent, compared to 13.7 percent in the year-ago period, driven by a softer U.S. market, a reduction in fleet sales, and a disciplined incentive strategy. GM market share outside of North America increased to 9.4 percent in the second quarter 2007, compared to 9.2 percent in the second quarter 2006.
GMNA had adjusted net income from continuing operations of $78 million in the second quarter 2007 (reported net loss from continuing operations of $39 million), compared to adjusted net loss of $94 million from continuing operations (reported net loss from continuing operations of $3.95 billion) in the second quarter 2006. The net income improvements reflect favorable mix and reduced structural costs. These savings were partially offset by lower volume, favorable policy and warranty (P&W) adjustments in the prior-year period and unfavorable foreign exchange.
“It’s true that our North America team has made huge improvements, and we appreciate everyone’s hard work. But our current earnings clearly demonstrate we’ve got more to do,” Wagoner said.
“We remain focused on growing revenue in North America by introducing great new cars and trucks, and enhancing our revitalized sales and marketing strategy. At the same time, we must continue to address our key areas of cost disadvantage such as healthcare. Going forward, we need to generate adequate profitability and cash flow to fund new product and key technology investments, like bio-fuel and hybrid-powered vehicles, to better position our business for sustainable growth.” Wagoner added.

GM Europe (GME) posted adjusted net income of $236 million for the quarter (reported net income of $217 million), compared to $143 million in the second quarter of 2006 (reported net loss of $39 million). The results mark the best quarterly performance for GME since the second quarter of 1996. The improved earnings were driven by favorable pricing, combined with solid structural cost performance associated with the region’s ongoing restructuring.
Despite industry pressures in Germany, Europe’s largest vehicle market, GME set a quarterly sales record of 574,000 units, up five percent over the second quarter 2006. The new Opel Corsa small car and the Chevrolet Captiva compact SUV continued to perform especially well. In addition, GME’s multi-brand strategy continues to gain momentum. Chevrolet had record sales of 115,000 units, up 34 percent. GME growth in key Eastern European markets was strong, especially in Russia, where unit sales were up 106 percent over the second quarter 2006, and share was up 3.9 percentage points.
GM Asia Pacific (GMAP) recorded adjusted net income of $237 million in the second quarter (reported net income of $227 million), which marks a second-quarter net income record for the region, and compares with $164 million in the same quarter a year ago (reported net income of $376 million, which included $212 million from the sale of GM’s equity interest in Isuzu). The improvements were largely driven by strong performance at GM Daewoo and GM China. GM enjoyed eight percent sales growth in the Asia Pacific region, and GM China set a new volume record with 234,000 units in the quarter, up over six percent year-over-year. GM sales in South Korea were up 20 percent, and India was up 46 percent aided by the success of the newly-introduced Chevrolet Spark.
GM Latin America, Africa and Middle East (GMLAAM) continued to leverage explosive regional growth and its traditionally strong position in the region. GMLAAM posted its best quarterly net income in a decade with adjusted earnings of $213 million (reported net income also $213 million), compared to $155 million in the same quarter last year (reported net income of $139 million). Improvements in net income were driven primarily by volume growth and favorable pricing. GMLAAM set a volume record for the quarter, selling over 293,000 units, up 20 percent year-over-year. GM sales performance was highlighted by an all-time sales record in Venezuela, and second quarter records in Argentina, Brazil, Chile, Colombia, Egypt, and the Middle East Operations.

“As we head into the second half of the year, we’re optimistic about continued growth prospects in key emerging markets. In the U.S., the economy and auto market outlook remains challenging, but we’ll continue our future product and technology investments, while staying focused on growing our revenue and improving our cost competitiveness,” Wagoner said. “We look forward to the U.A.W. negotiations as an opportunity to continue to address issues that are important to the company, the union and our employees.”
In addition to strong year-over-year performance in automotive operations, GM also recognized adjusted net income of $401 million in Corporate Other and Other Financing (reported net income of $27 million). This represents a $517 million improvement over the second quarter 2006, principally related to reductions in income tax contingencies.
GMAC
As a standalone company, GMAC Financial Services reported net income of $293 million for the second quarter 2007, compared to $787 million in the second quarter 2006 which included a one-time gain on the sale of a regional homebuilder of $259 million. GM recognized $139 million in net income attributable to GMAC as a result of its 49 percent equity interest as well as accrued preferred dividends. Financial performance at GMAC represents a $598 million improvement over the first quarter 2007, which was significantly affected by pressures in the U.S. nonprime mortgage market.
“We’re pleased that GMAC returned to profitability in the second quarter, with significantly better results than the first quarter. GMAC’s auto financing and insurance businesses continues to post strong results while the company continues to progress in addressing the challenging conditions in the residential mortgage market,” Wagoner said.
GMAC’s automotive finance, insurance and other operations (excluding Residential Capital, LLC (ResCap)) generated more than twice the net income of these same operations in the year-ago period. Despite continued challenges in the residential mortgage industry, ResCap significantly reduced losses in the second quarter.

Cash and Liquidity
GM generated adjusted operating cash flow of $1.1 billion in the second quarter of 2007, up from $600 million in the year-ago quarter, and continues to maintain a strong liquidity position.
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $27.2 billion as of June 30, 2007, up from $24.7 billion on March 31, 2007. The balance includes $1.4 billion net cash raised through a convertible debt offering in May 2007, which replaced $1.1 billion in convertible debt that was redeemed in March 2007.
As announced in June 2007, the sale of the Allison Transmission business will further bolster GM’s liquidity, with proceeds of approximately $5.6 billion. The sale is expected to close in the third quarter 2007.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation’s new products; significant changes in the competitive environment and the effect of competition in the Corporation’s markets, including on the Corporation’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees and the successful completion of a collective bargaining agreement; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; factors affecting GMAC’s results of operations and financial condition such as credit ratings, interest rates, the housing market(including the downturn in residential mortgages, particularly in the nonprime sector), adequate access to the capital, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in GMAC’s contractual servicing rights; shortages of and price increases for fuel; changes in economic conditions, commodity prices, such as steel and other raw materials, currency exchange rates or political stability in the markets in which we operate; the effects of transactions or alliances entered into by one or more of our competitors; currency exchange rates or political instability in the markets in which we operate; and general economic conditions, in particular stability of consumer confidence. The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) managerial cash flow, and (c) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Adjusted Net Income
     Adjusted net income excludes charges for the special attrition program, restructuring and impairments charges, and gains on the sale of business interests. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
     Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures. GM believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes, and in determining its future capital investment allocations. Also, adjusted net income is a key variable in determining management incentive compensation. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as the special attrition program agreement and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
     The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charge associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM and its management teams and business units during a particular time period to exclude charges associated with the special attrition program, because the charge occurs irregularly and is generally associated with one-time structural changes to GM’s North America business. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Restructuring and impairment charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to GM’s significant restructurings, which involved significant layoffs. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in its determinations regarding the allocation of resources, such as capital investment, among the Corporation’s business units and as part of its forecasting and budgeting.
•	Gains on the sale of business interests. The gains on the sale of business interests are excluded from adjusted net income. While GM is involved in sales of its business interests from time to time and the Corporation may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the charges associated with these events when it evaluates the Corporation’s operations and for internal reporting, forecasting purposes and allocation of additional resources.
•	Delphi charges. Our non-GAAP financial measures exclude the estimated charges associated with the restructuring of Delphi’s operations. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
GM North America Vehicle Revenue per Unit
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicles sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as interest on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are not treated as sales under GAAP reporting because of GM’s repurchase obligations.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	June 30, 2007		June 30, 2007
	Net		Net
	Income	EPS	Income	EPS
REPORTED
Income from continuing operations	$784	$1.38	$742	$1.31
Income from discontinued operations	107	0.19	211	0.37

Net income	$891	$1.57	$953	$1.68

ADJUSTMENTS
Restructuring Charges (A)	88	0.15	153	0.26

Plant Closures (B)	(4)	(0.01)	(31)	(0.05)

Special Attrition Program (C)	(4)	(0.01)	(15)	(0.03)

Impairment Charges (D)	66	0.12	71	0.13

Delphi (E)	374	0.67	374	0.67

Subtotal	520	0.92	552	0.98

ADJUSTED
Income from continuing operations	$1,304	$2.30	$1,294	$2.29
Income from discontinued operations	107	0.19	211	0.37

Adjusted Income — Basic	$1,411	$2.49	$1,505	$2.66

Adjusted Income — Diluted		$2.48		$2.65

(A)	Relates to various restructuring initiatives, as follows (after-tax basis):
•	For the three and six months ended June 30 2007, after-tax restructuring charges of $63 million and $62 million, respectively, were recognized at GMNA relating to a plant closing reserve.

•	For the three and six months ended June 30, 2007, restructuring charges of $19 million and $56 million, respectively, were recognized at GME for separation programs primarily in Germany and Sweden.

•	For the three and six months ended June 30 2007, restructuring charges of $6 million and $35 million, respectively, were recognized at GMAP that relate to separation programs at its Australian facilities.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

(B)	For the three and six months ended June 30, 2007, after-tax curtailment gains and a favorable after-tax adjustments of $4 million and $31 million, respectively, were recognized by GMNA relating to the closure of two former component plants.

(C)	Relates to a favorable curtailment and true-up adjustment relating to the Special Attrition Program for GMNA.

(D)	For the three and six months ended June 30, 2007, after-tax impairment charges of $66 million and $71 million, respectively, were recognized. The impairments relate primarily to product specific assets at GMNA and GMAP.

(E)	In June 2007, the United Auto Workers union, Delphi Corporation and GM entered into a Memorandum of Understanding. For the three and six months ended June 30, 2007, GM recorded an after-tax charge of $374 million. This charge consists of incremental Delphi retiree health care costs, reimbursement of labor costs at certain Delphi facilities and reimbursement of certain pension obligations for Delphi employees.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	June 30, 2006		June 30, 2006
	Restated		Restated
	Net		Net
	Income	EPS	Income	EPS
REPORTED
Loss from continuing operations	$(3,494)	$(6.18)	$(3,001)	$(5.31)
Income from discontinued operations	111	0.20	220	0.39

Net loss	$(3,383)	$(5.98)	$(2,781)	$(4.92)

ADJUSTMENTS
Special Attrition Program (A)	3,659	6.47	3,659	6.47

Sale of GMAC (B)	690	1.22	690	1.22

Restructuring charges (C)	198	0.35	341	0.60

Impairment charges (D)	197	0.35	197	0.35

Sale of Suzuki investment (E)	—	—	(395)	(0.70)	*

Sale of Isuzu investment (F)	(212)	(0.38)	(212)	(0.37)

Subtotal	4,532	8.01	4,280	7.57

ADJUSTED
Income from continuing operations	$1,038	$1.83	$1,279	$2.26
Income from discontinued operations	111	0.20	220	0.39

Adjusted Income — Basic	$1,149	$2.03	$1,499	$2.65	*

Adjusted Income — Diluted		$2.03		$2.65	*

*	Adjusted EPS has been changed from $2.69 per share to $2.65 per share to reflect a revision to the special item related to the gain on sale of our Suzuki investment from $372 million, after-tax, to $395 million, after-tax.

(A)	Relates to the results of the GM-UAW-Delphi Special Attrition Program, primarily for payments to employees (approximately $1.4 billion) and for the curtailment charges associated with GM’s U.S. hourly pension plan as a result of the attrition program (approximately $2.9 billion). The charge also includes a favorable revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions (approximately $600 million).

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

(B)	Relates to the sale of a 51% controlling interest in GMAC, which closed in the fourth quarter of 2006.
•	Approximately $281 million after tax ($433 million pre-tax) is attributable to differences between tangible book value to be paid by the consortium of investors and GMAC’s actual book value, partially offset by 51% of the effects of previously unrecognized net gains reflected in GMAC’s accumulated other comprehensive income. The pretax portion is recorded as part of the “Other expenses” line item of the consolidated statement of operations, whereas the tax benefit of $152 million is recorded in the “Income tax benefit” line of the consolidated statement of operations.

•	Approximately $209 million, after tax, associated with incremental tax costs created by book to tax basis differences recognized due to the sale. The tax expense of $209 million is recorded in the “Income tax benefit” line of the consolidated statement of operations. The consolidated statement of operations reflects a pretax loss to date of $1.2 billion in the “Other expenses” line item. The line item includes the $433 million pretax amount noted above, as well as a remaining pretax loss of $775 million attributable to GMAC operating lease assets classified as held for sale. Pursuant to the requirements of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the company is required to cease depreciation on long-lived assets classified as held for sale. Accordingly, pretax income in the second quarter was higher by $775 million as reported in the “Financial services and insurance expense” line item of the consolidated statement of operations. However, because that amount is not recoverable at close in the sales price, a corresponding increase of $775 million was recorded in the “Other expenses” line item during the quarter, reducing the carrying value of operating lease assets held for sale.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)
Relates to various restructuring initiatives and other matters, as follows: Second quarter of 2006:
(C)	•	Charges totaling $182 million were recognized at GME, primarily related to the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the writedown to fair market value of plant assets, employee separation costs, and contract cancellation charges. Second quarter GME charges also include other product-related asset impairments and separation charges.

	•	Other restructuring charge of $16 million at GMLAAM.
Year-to-date totals include the following charges recognized in the first quarter of 2006:

•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

•	Curtailment charges associated with modifications to the U.S. Retirement Program for Salaried Employees announced in the first quarter of 2006. GMNA and Corporate & Other Operations recognized charges of $12 million and $3 million, respectively, associated with these modifications.

•	A favorable adjustment of $88 million for higher than anticipated headcount reductions associated with previously announced GMNA plant idling activities.

•	A charge of $52 million for certain components of the hourly attrition program related to retroactive lump-sum payments, recognized at GMNA.

•	Other restructuring charges of $72 million and $27 million, recognized at GME and GMLAAM, respectively.
(D)	A charge of $197 million, after tax ($303 million pretax), for the write down of product-related assets at GMNA.

(E)	Relates to the sale of 92.36 million shares of GM’s investment in Suzuki for approximately $2 billion in cash, reducing GM’s equity stake to approximately 3.7% (16.3 million shares). The after-tax gain of $395 million was recognized at GMAP.

(F)	Relates to the sale of GM’s entire investment in Isuzu Motors, Ltd. for an after-tax gain of $212 million. The gain was recognized at GMAP.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	Second Quarter		Year to Date
	2007	2006	2007	2006
		Restated		Restated
Total net sales and revenue	$46,812	$53,899	$90,128	$105,742
Adjusted	$46,812	$53,899	$90,128	$105,742
Income (loss) from continuing operations	$784	$(3,494)	$742	$(3,001)
Adjusted	$1,304	$1,038	$1,294	$1,279
Income from discontinued operations	$107	$111	$211	$220
Adjusted	$107	$111	$211	$220

Net income (loss)	$891	$(3,383)	$953	$(2,781)
Adjusted	$1,411	$1,149	$1,505	$1,499
Net margin from continuing operations
(Income from continuing (operations / Total net sales and revenue)	1.7%	(6.5)%	0.8%	(2.8)%
Adjusted	2.8%	1.9%	1.4%	1.2%

Earnings (loss) per share — basic
Continuing operations	$1.38	$(6.18)	$1.31	$(5.31)
Discontinued operations	$0.19	$0.20	$0.37	$0.39
Total	$1.57	$(5.98)	$1.68	$(4.92)

Earnings (loss) per share — diluted
Continuing operations	$1.37	$(6.18)	$1.30	$(5.31)
Discontinued operations	$0.19	$0.20	$0.37	$0.39
Total	$1.56	$(5.98)	$1.67	$(4.92)

Earnings per share - adjusted diluted	$2.48	$2.03	$2.65	$2.65

GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	566	566	566
Diluted Shares	569	566	569	566

Cash dividends per share of common stocks	$0.25	$0.25	$0.50	$0.50
See reconciliation of adjusted financial results on pages 17-22.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Second Quarter		Year to Date
	2007	2006	2007	2006
		Restated		Restated
Automotive total cash & marketable securities at June 30
($Bil’s)	$23.6	$20.1
Readily-available assets in VEBA	3.6	2.8

Total Automotive cash & marketable securities plus readily-available assets in VEBA	$27.2	$22.9

Automotive Operations ($Mil’s)
Depreciation	$1,231	$1,058	$2,488	$2,160
Amortization of special tools	858	1,108	1,583	1,843
Amortization of intangible assets	18	18	35	35

Total	$2,107	$2,184	$4,106	$4,038

GM’s share of nonconsolidated affiliates’ net income (loss) (Mil’s)
GMAC	$118	$—	$(65)	$—
Shanghai GM and SAIC-GM-Wuling	117	85	233	157
Other +	52	122	92	176

	$287	$207	$260	$333

+	GM sold most of its investment in Suzuki in the first quarter of 2006, and consequently now accounts for its remaining investment as an equity security, and no longer records income on the equity basis.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

			Second Quarter
			2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Total net sales and revenue
GMNA	$29,574	$30,850	$—	$—	$29,574	$30,850
GME	9,558	8,740	—	—	9,558	8,740
GMLAAM	4,330	3,829	—	—	4,330	3,829
GMAP	5,446	3,782	—	—	5,446	3,782
Auto Eliminations (1)	(3,012)	(2,337)	—	—	(3,012)	(2,337)

Total GMA	45,896	44,864	—	—	45,896	44,864
Corporate & Other (1)	22	(52)	—	—	22	(52)

Total Auto and Other	45,918	44,812	—	—	45,918	44,812

GMAC	—	9,048	—	—	—	9,048
Other Financing (1)	894	39	—	—	894	39

Total Financing	894	9,087	—	—	894	9,087

Total net sales and revenue	$46,812	$53,899	$—	$—	$46,812	$53,899

Income (loss) from continuing operations before income taxes, other equity income and minority interests
GMNA	$(98)	$(6,172)	$180	$5,932	$82	$(240)
GME	312	(54)	30	274	342	220
GMLAAM	295	168	—	16	295	184
GMAP	282	392	14	(311)	296	81
Auto Eliminations	(1)	(1)	—	—	(1)	(1)

Total GMA	790	(5,667)	224	5,911	1,014	244
Corporate & Other	(579)	(425)	575	—	(4)	(425)

Total Auto and Other	211	(6,092)	799	5,911	1,010	(181)

GMAC	154	1,152	—	—	154	1,152
Other Financing	86	(428)	—	433	86	5

Total Financing	240	724	—	433	240	1,157

Total income (loss) from continuing operations before income taxes, other equity income and minority interests	$451	$(5,368)	$799	$6,344	$1,250	$976

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Second Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Income (loss) from continuing operations GMNA	$(39)	$(3,950)	$117	$3,856	$78	$(94)
GME	217	(39)	19	182	236	143
GMLAAM	213	139	—	16	213	155
GMAP	227	376	10	(212)	237	164
Auto Eliminations	—	(1)	—	—	—	(1)

Total GMA	618	(3,475)	146	3,842	764	367
Corporate & Other	(30)	(119)	374	—	344	(119)

Total Auto and Other	588	(3,594)	520	3,842	1,108	248

GMAC	139	787	—	—	139	787
Other Financing	57	(687)	—	690	57	3

Total Financing	196	100	—	690	196	790

Total income (loss) from continuing operations	$784	$(3,494)	$520	$4,532	$1,304	$1,038
Income from discontinued operations	107	111	—	—	107	111

Net income (loss)	$891	$(3,383)	$520	$4,532	$1,411	$1,149

Income tax expense (benefit)
GMNA	$(49)	$(2,151)	$63	$2,076	$14	$(75)
GME	98	(9)	11	92	109	83
GMLAAM	83	28	—	—	83	28
GMAP	53	104	4	(99)	57	5
Auto Eliminations	—	—	—	—	—	—

Total GMA	185	(2,028)	78	2,069	263	41
Corporate & Other	(549)	(307)	201	—	(348)	(307)

Total Auto and Other	(364)	(2,335)	279	2,069	(85)	(266)

GMAC	15	361	—	—	15	361
Other Financing	29	259	—	(257)	29	2

Total Financing	44	620	—	(257)	44	363

Income tax expense (benefit)	$(320)	$(1,715)	$279	$1,812	$(41)	$97

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Second Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Effective Tax Rate
Total GM Corp.	(71)%	32%	35%	29%	(3)%	10%
GMNA	50%	35%	35%	35%	17%	31%
GME	31%	17%	37%	34%	32%	38%
GMAC	10%	31%	—%	—%	10%	31%

Equity income (loss) and minority interests
GMNA	$10	$71	$—	$—	$10	$71
GME	3	6	—	—	3	6
GMLAAM	1	(1)	—	—	1	(1)
GMAP	(2)	88	—	—	(2)	88
Auto Eliminations	1	—	—	—	1	—

Total GMA	$13	$164	$—	$—	$13	$164

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Total net sales and revenue
GMNA	$57,537	$61,172	$—	$—	$57,537	$61,172
GME	18,043	16,795	—	—	18,043	16,795
GMLAAM	7,903	6,990	—	—	7,903	6,990
GMAP	10,005	7,168	—	—	10,005	7,168
Auto Eliminations (1)	(5,235)	(4,218)	—	—	(5,235)	(4,218)

Total GMA	88,253	87,907	—	—	88,253	87,907
Corporate & Other (1)	45	(99)	—	—	45	(99)

Total Auto and Other	88,298	87,808	—	—	88,298	87,808

GMAC	—	17,861	—	—	—	17,861
Other Financing (1)	1,830	73	—	—	1,830	73

Total Financing	1,830	17,934	—	—	1,830	17,934

Total net sales and revenue	$90,128	$105,742	$—	$—	$90,128	$105,742

Income (loss) from continuing operations before income taxes, other equity income and minority interests
GMNA	$(309)	$(6,653)	$119	$5,995	$(190)	$(658)
GME	314	38	87	389	401	427
GMLAAM	550	266	—	43	550	309
GMAP	376	1,073	63	(977)	439	96
Auto Eliminations (1)	(9)	(7)	—	—	(9)	(7)

Total GMA	922	(5,283)	269	5,450	1,191	167
Corporate & Other	(788)	(938)	575	4	(213)	(934)

Total Auto and Other	134	(6,221)	844	5,454	978	(767)

GMAC	20	1,858	—	—	20	1,858
Other Financing	140	(426)	—	433	140	7

Total Financing	160	1,432	—	433	160	1,865

Total income (loss) from continuing operations before income taxes, other equity income and minority interests	$294	$(4,789)	$844	$5,887	$1,138	$1,098

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Income (loss) from continuing operations
GMNA	$(221)	$(4,351)	$78	$3,897	$(143)	$(454)
GME	222	20	56	254	278	274
GMLAAM	414	179	—	43	414	222
GMAP	343	868	44	(607)	387	261
Auto Eliminations	(4)	(5)	—	—	(4)	(5)

Total GMA	754	(3,289)	178	3,587	932	298
Corporate & Other	(122)	(309)	374	3	252	(306)

Total Auto and Other	632	(3,598)	552	3,590	1,184	(8)

GMAC	24	1,282	—	—	24	1,282
Other Financing	86	(685)	—	690	86	5

Total Financing	110	597	—	690	110	1,287

Total income (loss) from continuing operations	$742	$(3,001)	$552	$4,280	$1,294	$1,279
Income from discontinued operations	211	220	—	—	211	220

Net income (loss)	$953	$(2,781)	$552	$4,280	$1,505	$1,499

Income tax expense (benefit)
GMNA	$(75)	$(2,225)	$41	$2,098	$(34)	$(127)
GME	97	26	31	135	128	161
GMLAAM	136	85	—	—	136	85
GMAP	80	356	19	(370)	99	(14)
Auto Eliminations	(3)	(2)	—	—	(3)	(2)

Total GMA	235	(1,760)	91	1,863	326	103
Corporate & Other	(666)	(628)	201	1	(465)	(627)

Total Auto and Other
	(431)	(2,388)	292	1,864	(139)	(524)

GMAC	(4)	583	—	—	(4)	583
Other Financing	54	259	—	(257)	54	2

Total Financing	50	842	—	(257)	50	585

Income tax expense (benefit)	$(381)	$(1,546)	$292	$1,607	$(89)	$61

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated				Restated
Effective Tax Rate
Total GM Corp.	(130)%	32%	35%	27%	(8)%	6%
GMNA	24%	33%	34%	35%	18%	19%
GME	31%	68%	36%	35%	32%	38%
GMAC	(20)%	31%	—%	—%	(20)%	31%

Equity income (loss) and minority interests
GMNA	$13	$77	$—	$—	$13	$77
GME	5	8	—	—	5	8
GMLAAM	—	(2)	—	—	—	(2)
GMAP	47	151	—	—	47	151
Auto Eliminations (1)	2	—	—	—	2	—

Total GMA	$67	$234	$—	$—	$67	$234

General Motors Corporation
Operating Statistics
(Unaudited)

	Second Quarter		Year to Date
(Units in thousands)	2007	2006	2007	2006
Worldwide Production Volume
GMNA — Cars	402	462	801	958
GMNA — Trucks	740	775	1,404	1,534

Total GMNA	1,142	1,237	2,205	2,492
GME	464	495	975	989
GMLAAM	233	206	455	400
GMAP	571	482	1,115	954

Total Worldwide	2,410	2,420	4,750	4,835

Vehicle Unit Deliveries
Chevrolet — Cars	218	227	405	422
Chevrolet — Trucks	376	434	737	810
Pontiac	96	105	175	204
GMC	131	129	241	234
Buick	47	63	90	125
Saturn	69	56	126	103
Cadillac	51	60	98	111
Other	26	30	51	58

Total United States	1,014	1,104	1,923	2,067
Canada, Mexico, and Other	186	186	333	346

Total GMNA	1,200	1,290	2,256	2,413
GME	574	548	1,128	1,071
GMLAAM	293	245	564	475
GMAP *	338	312	726	635

Total Worldwide	2,405	2,395	4,674	4,594

Market Share
United States — Cars	19.2%	20.0%	19.2%	20.3%
United States — Trucks	26.2%	27.9%	26.0%	27.1%
Total United States	22.8%	24.1%	22.8%	24.0%
Total North America	22.6%	23.9%	22.6%	23.7%
Total Europe	9.5%	9.2%	9.6%	9.3%
Total LAAM	17.0%	16.8%	16.9%	16.4%
Asia and Pacific	6.7%	6.7%	7.0%	6.5%
Total Worldwide	13.3%	13.7%	13.1%	13.4%

U.S. Retail/Fleet Mix
% Fleet Sales — Cars	33.2%	33.7%	34.8%	37.4%
% Fleet Sales — Trucks	22.3%	24.4%	20.4%	23.5%
Total Vehicles	26.7%	28.1%	26.1%	29.0%

GMNA Capacity Utilization
(2 shift rated)	94.7%	98.5%	91.4%	99.5%

*	GMAP sales volume includes Wuling sales in China.

General Motors Corporation
Operating Statistics
(Unaudited)

	Second Quarter		Year to Date
	2007	2006	2007	2006
GM’s Worldwide Cost of Borrowing (2)	6.23%	5.84%	6.19%	5.67%

GMAC Period End Debt Spreads Over U.S. Treasuries
2 Year	209 bp	300 bp
5 Year	273 bp	370 bp
10 Year	315 bp	390 bp

GMAC Automotive Finance Operations
Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.03%	1.07%	1.16%	1.13%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (3)	2.37%	2.38%	2.44%	2.35%

Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail sales	45%	44%	46%	46%
Smartlease as % of retail sales	18%	18%	18%	20%

Worldwide Employment at June 30 (in 000’s)
United States Hourly	83	103
United States Salary	33	34

Total United States	116	137
Canada, Mexico, and Other	30	30

GMNA	146	167
GME	59	63
GMLAAM	33	32
GMAP	33	34
GMAC	—	31
Other	3	2

Total United States	274	329

Worldwide Payrolls ($Bil’s)	$4.4	$5.4	$8.9	$10.7
See footnotes on page 25.

General Motors Corporation
Footnotes:
(1)	Auto Eliminations, Corporate & Other and Other Financing include intercompany eliminations.

(2)	Calculated by dividing total interest expense (Excluding mark to market adjustments) by total debt.

(3)	Excludes accounts in bankruptcy.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
		(As restated)		(As restated)
Net sales and revenue
Automotive sales	$45,918	$44,812	$88,298	$87,808
Financial services and insurance revenue	894	9,087	1,830	17,934

Total net sales and revenue	46,812	53,899	90,128	105,742

Costs and expenses
Automotive cost of sales	41,674	47,406	80,407	87,177
Selling, general, and administrative expense	3,293	3,219	6,604	6,585
Financial services and insurance expense	811	7,727	1,694	16,012
Other expenses	575	1,208	575	1,208

Total costs and expenses	46,353	59,560	89,280	110,982

Operating income (loss)	459	(5,661)	848	(5,240)
Equity in income (loss) of GMAC LLC	118	—	(65)	—
Automotive and other interest expense	(681)	(694)	(1,480)	(1,332)
Automotive interest income and other non-operating income	555	987	991	1,783

Income (loss) from continuing operations before income taxes, other equity income and minority interests	451	(5,368)	294	(4,789)
Income tax benefit	(320)	(1,715)	(381)	(1,546)
Equity income and minority interests, net of tax	13	159	67	242

Income (loss) from continuing operations	784	(3,494)	742	(3,001)
Income from discontinued operations, net of tax (see Note 3)	107	111	211	220

Net income (loss)	$891	$(3,383)	$953	$(2,781)

Basic earnings (loss) per share:
Continuing operations	$1.38	$(6.18)	$1.31	$(5.31)
Discontinued operations	.19	.20	.37	.39

Total	$1.57	$(5.98)	$1.68	$(4.92)

Weighted average common shares outstanding, basic (millions)	566	566	566	566

Diluted earnings (loss) per share:
Continuing operations	$1.37	$(6.18)	$1.30	$(5.31)
Discontinued operations	.19	.20	.37	.39

Total	$1.56	$(5.98)	$1.67	$(4.92)

Weighted average common shares outstanding, diluted (millions)	569	566	569	566

Cash dividends per share	$.25	$.25	$.50	$.50

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	June 30,	December 31,	June 30,
	2007	2006	2006
	(Unaudited)		(Unaudited)
			(As restated)
ASSETS
Current Assets
Cash and cash equivalents	$22,040	$23,774	$19,997
Marketable securities	1,573	138	115

Total cash and marketable securities	23,613	23,912	20,112
Accounts and notes receivable, net	10,233	8,216	7,572
Inventories	15,073	13,921	14,496
Assets held for sale	683	—	—
Equipment on operating leases, net	5,889	6,125	6,891
Deferred income taxes and other current assets	11,518	11,957	10,376

Total current assets	67,009	64,131	59,447
Financing and Insurance Operations Assets
Cash and cash equivalents	258	349	2,848
Assets held for sale	—	—	274,267
Equipment on operating leases, net	9,145	11,794	16,533
Investment in GMAC LLC	7,555	7,523	—
Other assets	3,011	2,457	5,857

Total Financing and Insurance Operations Assets	19,969	22,123	299,505
Non-Current Assets
Property, net	41,404	41,934	38,639
Deferred income taxes	32,337	32,967	24,382
Prepaid pension	18,305	17,366	37,480
Other assets	7,503	7,671	9,538

Total non-current assets	99,549	99,938	110,039

Total Assets	$186,527	$186,192	$468,991

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$30,742	$26,931	$27,930
Short-term borrowings and current portion of long-term debt	5,150	5,666	1,340
Liabilities related to assets held for sale	526	—	—
Accrued expenses	35,487	35,225	48,516

Total current liabilities	71,905	67,822	77,786
Financing and Insurance Operations Liabilities
Liabilities related to assets held for sale	—	—	267,925
Debt	7,133	9,438	12,849
Other liabilities and deferred income taxes	855	2,139	2,278

Total Financing and Insurance Operations Liabilities	7,988	11,577	283,052
Non-Current Liabilities
Long-term debt	34,134	33,067	32,946
Postretirement benefits other than pensions	48,030	50,086	30,668
Pensions	11,654	11,934	11,498
Other liabilities and deferred income taxes	15,106	15,957	20,014

Total non-current liabilities	108,924	111,044	95,126

Total liabilities	188,817	190,443	455,964
Minority interests	1,268	1,190	1,084
Stockholders’ Equity (Deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 565,864,695 shares issued and outstanding at June 30, 2007, respectively 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively and 756,637,541 and 565,607,779 shares issued and outstanding at June 30, 2006, respectively)	943	943	943
Capital surplus (principally additional paid-in capital)	15,255	15,336	15,306
Retained earnings (deficit)	788	406	(117)
Accumulated other comprehensive loss	(20,544)	(22,126)	(4,189)

Total stockholders’ equity (deficit)	(3,558)	(5,441)	11,943

Total Liabilities, Minority Interests, and Stockholders’ Equity (Deficit)	$186,527	$186,192	$468,991